Exhibit 99.1

Contact:
Media: Jessie Wuerst (509) 495-8578, jessie.wuerst@avistacorp.com
Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com
Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Earnings for the First Quarter of 2005

Earnings increase for Avista Utilities; Avista Energy has first net loss in 19 quarters

SPOKANE, Wash. — April 27, 2005, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA)

today reported consolidated net income of $10.2 million, or $0.21 per diluted share, for the first quarter of 2005. This represents a decrease from consolidated net income of $12.2 million, or $0.25 per diluted share, for the first quarter of 2004.

“We are pleased with the results from our utility operations, which showed improvement in spite of the warm and dry weather during the quarter. The general rate increases implemented at Avista Utilities in the second half of 2004 and a decrease in electric resource costs had a positive effect on net income for the first quarter of 2005. We continue to move closer to earning our authorized rates of return, and our recently filed Washington general electric and natural gas rate increase request is another step in that process,” said Avista Chairman, President and Chief Executive Officer Gary G. Ely.

“However, we are disappointed with the net loss in the Energy Marketing and Resource Management segment, which was primarily the result of losses in Avista Energy’s natural gas portfolio,” Ely added.

Results for the first quarter of 2005 as compared to the first quarter of 2004:

(dollars in thousands, except per-share data)	Q1 2005	Q1 2004
Consolidated Operating Revenues	$362,664	$343,732
Income from Operations	$38,183	$43,207
Net Income	$10,189	$12,224
Business Segments: (Contribution to earnings per diluted share)
Avista Utilities	$0.39	$0.22
Energy Marketing & Resource Management	$(0.17)	$0.07
Avista Advantage	$0.02	—
Other	$(0.03)	$(0.03)
SUBTOTAL (before cumulative effect of accounting change)	$0.21	$0.26
Cumulative effect of accounting change	—	$(0.01)
TOTAL — (Earnings per diluted share)	$0.21	$0.25

First Quarter of 2005 Highlights

Avista Utilities: Avista Utilities contributed $19.0 million to net income, or $0.39 per diluted share, for the first quarter of 2005, an increase from $10.8 million, or $0.22 per diluted share, for the first quarter of 2004. The increase reflects the positive effects of general rate increases implemented during the second half of 2004 in Washington and Idaho and the effects of customer growth. This was partially offset by a decrease in use per customer as a result of weather that was warmer than normal and warmer than the first quarter of 2004.

There were some positive effects of the warmer weather, which resulted in lower electric resource costs. This was primarily a result of improved hydroelectric generation from earlier than normal runoff due to warmer weather, added generation, and total retail loads that were less than expected, which resulted in increased resources available to sell in the wholesale market. As a result, Avista Utilities expensed $0.2 million of the $9.0 million dead band under the Energy Recovery Mechanism in Washington for the first quarter of 2005, compared to $6.3 million for the first quarter of 2004. However, Avista still expects to expense the entire $9.0 million dead band during the remainder of 2005, due in part to current forecasts of below normal hydroelectric generation.

During the period from January through the first half of March 2005, the Inland Northwest experienced an unusually warm and dry winter. However, during late March and April, precipitation and snowpack conditions have improved somewhat. Avista expects hydroelectric generation will be approximately 83 percent of normal in 2005, assuming normal precipitation for the remainder of the year. This expectation may change based upon precipitation, temperatures and other variables. The earnings impact of below normal hydroelectric generation is mitigated by regulatory mechanisms in Washington and Idaho that defer 90 percent of increased power supply costs for recovery in future periods, excluding the $9.0 million dead band in Washington. The expected reduction in hydroelectric generation is estimated to have a negative effect on operating cash flows of approximately $25 million from the amount originally forecasted, with approximately $2.5 million impacting pre-tax earnings.

Avista Utilities’ operations and maintenance expenses decreased $0.1 million and administrative and general expenses decreased $0.3 million for the first quarter of 2005, as compared to the first quarter of 2004. With a long-term focus on improving the profitability of the utility operations, the company remains focused on managing its operating expenses. The company will continue to implement initiatives that improve efficiencies and enhance overall productivity. Examples of such initiatives include implementation of a new financial accounting and supply chain software system that occurred during the first quarter of 2005 and the continued installation of advanced meter reading technology.

In January 2005, Avista successfully completed the purchase of the remaining 50 percent interest in the Coyote Springs 2 natural gas-fired generating facility from Mirant. The

$62.5 million transaction adds approximately 140 megawatts of generating capacity to serve Avista’s customers and increases the company’s operating flexibility. In April 2005, the Idaho Public Utilities Commission (IPUC) issued an order approving the inclusion of this portion of the generating plant in base electric rates. The order provides for a 1.9 percent increase in base electric rates, which is designed to increase annual revenues by $3.2 million. At the same time, the IPUC approved a 1.9 percent reduction in the company’s current PCA rate surcharge, which extends the recovery period of deferred power costs. These two requests together result in no overall change to customers’ existing rates.

In March 2005, the California Public Utilities Commission approved the sale of Avista’s South Lake Tahoe natural gas distribution properties to Southwest Gas Corporation. Avista expects the sale to close by the end of April 2005.

On March 30, 2005, Avista filed a request with the Washington Utilities and Transportation Commission (WUTC) to increase base electric rates by 12.5 percent and base natural gas rates by 1.8 percent. This request is designed to increase annual electric and natural gas revenues by $35.8 million and $2.9 million, respectively. Avista’s request is based on a proposed rate of return of 9.67 percent and an 11.5 percent return on equity, with an authorized equity level of 44 percent. The WUTC generally has up to 11 months to review the general rate case filing.

Energy Marketing and Resource Management: This business segment had a net loss of $8.4 million, or $0.17 per diluted share, for the first quarter of 2005, compared to net income of $3.5 million, or $0.07 per diluted share, for the first quarter of 2004. The net loss for the first quarter of 2005 was primarily related to losses in Avista Energy’s natural gas portfolio. This breaks a string of 19 consecutive quarters of positive earnings contributions by Avista Energy. Increases in natural gas prices had an overall negative impact on results for the first quarter of 2005. As markets moved counter to certain contracts, Avista Energy acted to adjust its position consistent with established risk management policies. This reduced the market risk, but had the effect of locking in losses that were recorded during the first quarter of 2005.

Avista Energy continued to produce positive results on the power side of its business, which includes marketing and managing the output and availability of combustion turbines and hydroelectric assets owned by other entities.

The operations of Avista Energy are managed on an economic basis, reflecting all contracts and assets under management at estimated market value consistent with industry practices, which is different from the required accounting for certain contracts and physical assets under management. During the first quarter of 2005, these differences accounted for approximately two-thirds of the net loss for Avista Energy, the most significant of which related to Avista Energy’s management of natural gas inventory and a power purchase agreement.

Avista Energy generally enters into forward sales agreements to capture profits and to economically hedge the value of natural gas inventory in storage. These agreements are recorded at market value in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133). However, the natural gas inventory is required to be valued at the lower of cost or market value. If Avista Energy enters into a forward contract to sell natural gas as a hedge against the value of natural gas in storage, and market prices subsequently increase, a loss is recorded in net income. While the market value of the natural gas inventory has also increased, the natural gas inventory remains valued at the lower of cost or market value. During the first quarter of 2005, increases in the market price of natural gas had a negative effect on net income of $3.9 million with respect to Avista Energy’s economic management of natural gas inventory in storage. During the first quarter of 2004, this activity and changes in natural gas prices had a positive effect on net income of $0.8 million.

Through a power purchase agreement, Avista Energy controls the Lancaster natural gas-fired generating project (49 percent owned by Avista Power), which is located in northern Idaho. The power purchase agreement gives Avista Energy the right to purchase natural gas for generation and convert it to electricity for a fixed fee. Avista Energy has economically hedged the value of this power purchase agreement by entering into contracts to buy and sell natural gas and electricity during certain time periods in the future. Although the power purchase agreement is not a derivative as defined by SFAS No. 133, and not marked to market, the contracts to buy and sell natural gas and electricity are derivatives that are recorded at market value. In an effort to reduce the earnings volatility associated with these combinations of accounting treatments, Avista Energy has implemented a hedge accounting program in accordance with SFAS No. 133. However, not all of these contracts qualify for hedge accounting. Similar to natural gas inventory, the power purchase contract is managed as if it is recorded at estimated market value. During the first quarter of 2005, overall increases in natural gas and electricity prices for the future delivery periods in which the contract has been hedged had a negative effect on net income of approximately $1.5 million. During the first quarter of 2004, this activity and changes in prices had a negative effect on net income of approximately $0.8 million.

The accounting does not impact the underlying cash flows of these transactions. Depending on market conditions, the negative effect on current period net income is generally reversed in future periods as market values change or the transactions are settled or realized. However, the difference could increase or decrease prior to the settlement of the transactions depending on the volatility of commodity prices.

Avista Advantage: This business segment completed its third consecutive quarter of positive earnings, contributing $0.8 million or $0.02 per diluted share for the first quarter of 2005. This is compared to a net loss of less than $0.1 million, with a zero contribution to diluted earnings per share, for the first quarter of 2004. Continued customer growth and a focus on controlling operating costs resulted in the positive earnings impact.

Avista Advantage’s revenues increased by 37 percent for the first quarter of 2005, as compared to the first quarter of 2004, while the cost of processing a bill decreased by 7 percent for the same period.

Stu Stiles was hired as president and chief executive officer of Avista Advantage during the first quarter of 2005.

Other Business Segment: This business segment had a net loss of $1.2 million, or $0.03 per diluted share for the first quarter of 2005, compared to a net loss of $1.6 million, or $0.03 per diluted share for the first quarter of 2004. The decrease in the net loss was primarily due to a decrease in losses on certain investments of Avista Ventures.

Liquidity and Capital Resources: During the first quarter of 2005, positive cash flows from operations were used to fund the majority of Avista’s cash requirements, including utility capital expenditures, dividends and debt redemptions. Utility capital expenditures totaled approximately $83 million, the most significant of which was the acquisition of the remaining interest in Coyote Springs 2. Avista Corp. redeemed a total of $26.0 million of medium-term notes scheduled to mature in future years. The balance outstanding under Avista Corp.’s five-year $350.0 million committed line of credit increased $6.0 million during the first quarter of 2005 to a balance of $74.0 million at March 31, 2005.

The quarterly dividend for the first quarter of 2005 was $0.135 per common share, an increase of $0.005 per common share over the previous quarterly dividend and the third such increase authorized by Avista’s board of directors in the last 18 months.

During the remainder of 2005, Avista expects cash flows from operations and Avista Corp.’s committed line of credit to provide adequate resources to pay dividends, fund capital expenditures, maturing long-term debt (excluding $54.6 million of WP Funding LP debt maturing in October 2005) and other contractual commitments. Avista is currently evaluating its options with respect to the $54.6 million of maturing WP Funding LP debt.

Earnings Guidance and Outlook

For 2005, the company is revising its guidance for consolidated earnings from a range of $1.20 to $1.35 per diluted share to a range of $0.95 to $1.05 per diluted share, primarily as a result of the first quarter performance of the Energy Marketing and Resource Management segment. The upper end of the range for Avista Utilities has been reduced by $0.05 per diluted share due to below normal hydroelectric generation forecasted for the year and decreased retail revenues during the first quarter of 2005 as a result of warmer than normal weather. As such, the company expects Avista Utilities to contribute in the range of $0.95 to $1.05 per diluted share. The outlook for the utility assumes normal weather, temperatures, and precipitation, as well as no regulatory disallowances, for the remainder of 2005.

The 2005 outlook for the Energy Marketing and Resource Management segment has been reduced from a contribution in the range of $0.20 to $0.30 per diluted share to a range of a loss of $0.05 to a contribution of $0.05 per diluted share. This will require the Energy Marketing and Resource Management segment to earn between $0.12 and $0.22 per diluted share for the remainder of the year. The company expects the majority of these earnings will be generated in the third and fourth quarters of 2005, as the second quarter is historically a low earnings period for this segment. The company still expects Avista Advantage to contribute $0.05 per diluted share and for the Other segment to lose $0.05 per diluted share.

Plans call for the continuing assessment of the company’s current business strategies, focusing on improving cash flows and earnings, and controlling costs through sustainable productivity enhancements, while working to restore investment-grade credit ratings. The company expects the utility business to continue its modest, yet steady, combined growth of electric and natural gas customers of 2 to 3 percent per year.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides service to 330,000 electric and 305,000 natural gas customers in four western states. Avista’s non-regulated subsidiaries include Avista Advantage and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

NOTE: Avista Corp. will host an investor conference call and webcast on April 27, 2005, at 10:30 a.m. EDT. To participate, call (800) 798-2801 approximately five minutes in advance to ensure you are connected. The passcode is 67002630. A webcast of this investor conference call will occur simultaneously. To register for the webcast, please go to www.avistacorp.com.

A replay of the conference call will be available from 12 p.m. EDT on April 27 through 11:59 p.m. EDT May 4, 2005. Call (888) 286-8010, passcode 86225856 to listen to the replay. The webcast will be archived at www.avistacorp.com for one year.

The attached income statement, balance sheet, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding the company’s current expectations for future financial performance, capital expenditures, the company’s current plans or objectives for future operations, future hydroelectric generation projections, and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond the company’s control and many of which could have significant impact on the company’s operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from the those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: changes in the utility regulatory environment; the impact of regulatory decisions; the potential effects of any legislation or administrative rulemaking passed into law; the impact from the potential formation of a Regional Transmission Organization; the impact from the potential implementation of the FERC’s proposed wholesale power market rules; the ability to relicense the Spokane River Project at a cost-effective level with reasonable terms and conditions; volatility and illiquidity in wholesale energy markets; changes in wholesale energy prices; changes in global energy markets; wholesale and retail competition; future streamflow conditions that affect the availability of hydroelectric resources; unplanned outages at any company-owned generating facilities; unanticipated delays or changes in construction costs; changes in weather conditions; changes in industrial, commercial and residential growth and demographic patterns; the loss of significant customers and/or suppliers; failure to deliver on the part of any parties from which the company purchases and/or sells capacity or energy; changes in the creditworthiness of customers and energy trading counterparties; the company’s ability to obtain financing; the impact of any potential change in the company’s credit ratings; changes in future economic conditions in the company’s service territory and the United States in general; changes in rapidly advancing technologies; the potential for future terrorist attacks; changes in tax rates and/or policies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies; the outcome of legal and regulatory proceedings concerning the company or affecting directly or indirectly its operations; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, as well as the ability to recruit and retain employees; changes in actuarial assumptions and the return on assets with respect to the company’s pension plan; increasing health care costs and the resulting effect on health insurance premiums; and increasing costs of insurance, changes in coverage terms and the ability to obtain insurance.

For a further discussion of these factors and other important factors, please refer to the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2004. The forward-looking statements contained in this news release speak only as of the date hereof. The company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the company’s business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

— 0525 —

To unsubscribe from Avista’s news release distribution, send reply message to debbie.simock@avistacorp.com

AVISTA CORPORATION
CONSOLIDATED COMPARATIVE STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

	First Quarter
	2005	2004
OPERATING REVENUES	$362,664	$343,732

OPERATING EXPENSES:
Resource costs	222,157	203,265
Operations and maintenance	34,730	33,743
Administrative and general	24,255	25,496
Depreciation and amortization	22,706	17,682
Taxes other than income taxes	20,633	20,339

Total operating expenses	324,481	300,525

INCOME FROM OPERATIONS	38,183	43,207

OTHER INCOME (EXPENSE):
Interest expense	(21,828)	(22,151)
Interest expense to affiliated trusts	(1,450)	(1,478)
Capitalized interest	292	580

Net interest expense	(22,986)	(23,049)
Other income — net	1,822	1,656

Total other income (expense) — net	(21,164)	(21,393)

INCOME BEFORE INCOME TAXES	17,019	21,814
INCOME TAXES	6,830	9,130

NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	10,189	12,684
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (net of tax) (Note 1)	—	(460)

NET INCOME	$10,189	$12,224

Weighted-average common shares outstanding (thousands), Basic	48,478	48,352
Weighted-average common shares outstanding (thousands), Diluted	48,901	49,038
EARNINGS PER COMMON SHARE, BASIC AND DILUTED:
Earnings per common share before cumulative effect of accounting change	$0.21	$0.26
Loss per common share from cumulative effect of accounting change (Note 1)	—	(0.01)

Total earnings per common share, basic and diluted	$0.21	$0.25

Dividends paid per common share	$0.135	$0.125

Note 1.	Amount for the quarter ended March 31, 2004 represents the implementation of Financial Accounting
    Standards Board Interpretation (FIN) No. 46R, “Consolidation of Variable Interest Entities,” which resulted in the consolidation of several minor entities.

     Issued April 27, 2005

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	March 31,	December 31,
	2005	2004
Assets
Cash and cash equivalents	$59,225	$88,317
Restricted cash	11,269	26,175
Accounts and notes receivable	268,678	308,459
Current energy commodity assets	431,058	284,231
Other current assets	230,289	195,518
Total net utility property	2,026,925	1,956,063
Investment in exchange power-net	35,321	35,933
Non-utility properties and investments-net	77,540	78,564
Non-current energy commodity assets	353,990	254,657
Investment in affiliated trusts	13,403	13,403
Other property and investments-net	17,336	19,721
Regulatory assets for deferred income taxes	122,434	123,159
Other regulatory assets	43,178	43,428
Non-current utility energy commodity derivative assets	74,740	55,825
Power and natural gas deferrals	135,774	148,206
Unamortized debt expense	52,293	53,413
Other deferred charges	23,069	21,109

Total Assets	$3,976,522	$3,706,181

Liabilities and Stockholders’ Equity
Accounts payable	$295,167	$325,194
Current energy commodity liabilities	412,983	253,527
Current portion of long-term debt	85,495	85,432
Short-term borrowings	74,008	68,517
Other current liabilities	186,450	143,728
Long-term debt	875,634	901,556
Long-term debt to affiliated trusts	113,403	113,403
Preferred stock (subject to mandatory redemption)	28,000	28,000
Non-current energy commodity liabilities	322,036	215,055
Regulatory liability for utility plant retirement costs	178,551	175,575
Non-current utility energy commodity derivative liabilities	37,348	33,490
Deferred income taxes	479,447	488,471
Other non-current liabilities and deferred credits	131,634	121,028

Total Liabilities	3,220,156	2,952,976

Common stock — net (48,501,225 and 48,471,511 outstanding shares)	618,965	617,884
Retained earnings and accumulated other comprehensive loss	137,401	135,321

Total Stockholders’ Equity	756,366	753,205

Total Liabilities and Stockholders’ Equity	$3,976,522	$3,706,181

     Issued April 27, 2005

AVISTA CORPORATION
FINANCIAL AND OPERATING HIGHLIGHTS
(Dollars in Thousands)

	First Quarter
	2005	2004
Avista Utilities
Retail electric revenues	$135,847	$134,862
Retail kWh sales (in millions)	2,251	2,214
Retail electric customers at end of period	331,976	325,944

Wholesale electric revenues	$27,734	$10,114
Wholesale kWh sales (in millions)	498	220

Sales of fuel	$9,647	$23,029
Other electric revenues	$3,818	$3,961

Total natural gas revenues	$142,670	$118,039
Total therms delivered (in thousands)	183,081	178,294
Retail natural gas customers at end of period	308,820	300,098

Income from operations (pre-tax)	$51,605	$39,661
Net income	$18,986	$10,816

Energy Marketing and Resource Management
Gross margin (operating revenues less resource costs)	$(8,584)	$9,907
Income (loss) from operations (pre-tax)	$(13,809)	$4,719
Net income (loss)	$(8,358)	$3,530
Electric sales (millions of kWhs)	6,768	7,939
Natural gas sales (thousands of dekatherms)	54,895	65,338

Avista Advantage
Revenues	$7,240	$5,286
Income from operations (pre-tax)	$1,479	$180
Net income (loss)	$808	$(17)

Other
Revenues	$3,848	$3,913
Loss from operations (pre-tax)	$(1,092)	$(1,353)
Net loss before cumulative effect of accounting change	$(1,247)	$(1,645)
Net loss	$(1,247)	$(2,105)

   Issued April 27, 2005